Exhibit 10.8
PIER 1 EXECUTIVE HEALTH EXPENSE REIMBURSEMENT PLAN
I.	Pier 1:

Pier 1 Imports, Inc.

II.	Plan Participants:

Pier 1’s President, Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, and Senior Vice Presidents.

III.	Plan Year:

The Plan Year corresponds to the Pier 1 fiscal year.

IV.	Type of Plan:

Self-insured medical expense reimbursements will be paid to each member of the covered group no more often than once per month during each Plan Year. This payment will be equal to the verified medical, dental, and related costs incurred by Plan Participants and their dependents subject to the maximum described in VI below.

V.	Expenses Covered:
1.	For all matters presently covered by the Pier 1 group medical plan, the Plan will reimburse for deductibles and co-payments required under the group medical plan.

2.	The Plan will reimburse all reasonable and customary dental expenses not solely cosmetic in nature, including 100% of all procedures not covered by Pier 1’s group dental plan and reimbursement for deductibles and co-payments required under Pier 1’s group dental plan for those procedures covered under the group dental plan.

3.	The Plan will reimburse expenses for eye examinations, lenses and contact lenses (no frames).

4.	The Plan will reimburse expenses for annual physical examinations.

5.	For prescribed drugs and medicines, the Plan will reimburse for deductibles and co-payments required under Pier 1’s group medical plan.

VI.	Maximum Plan Benefit:

The maximum amount of covered expenses that each Plan Participant may submit to the Plan Administrator for each two consecutive combined Plan Years is $20,000. This maximum will be applied on a rolling basis.

VII.	Effective Date of this Restatement of the Plan:

March 27, 2007.

VIII.	Plan Administration:

No more often than once per month, a Plan Participant may present documents (medical bills, prescription drug receipts, etc.) in a prescribed reporting format verifying their covered expenses to the Plan Administrator. The Plan Administrator will communicate the prescribed reporting format. Within a reasonable period of time after receipt of such documents, the Plan Administrator will verify expenses and issue the Plan Participant a check equal to the amount of the verified expenses less applicable taxes. Payments made under this Plan are considered ordinary income and will be reported to the IRS as such.

IX.	Plan Administrator:

The Plan Administrator is the Executive Vice President of Human Resources of Pier 1 or his designee. The Plan Administrator shall be the “administrator” and the “named fiduciary” with respect to the general administration of the Plan. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:
1.	To make and enforce such rules and regulations as it may deem necessary or proper for the orderly and efficient administration of the Plan;

2.	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

3.	To authorize the payment of benefits under the Plan;

4.	To prepare and distribute information explaining the Plan;

5.	To appoint or employ persons to assist in the administration of the Plan; and

6.	To obtain such information as is necessary for the proper administration of the Plan.

X.	Amendments and Termination:

Pier 1 reserves the right to, from time to time, amend this Plan. Pier 1 may make any amendment it determines to be necessary or desirable, with or without retroactive effect. Pier 1 hopes and expects to continue this Plan indefinitely. Pier 1 reserves the right at will and without prior notice to terminate or partially terminate the Plan or any portion thereof. No such termination shall adversely affect the rights of individuals with respect to benefits which became payable as a result of medical services provided prior to the date of such termination.

XI.	General Provisions:
1.	No Plan Participant shall have any right to, or interest in, any benefits provided under this Plan, except as provided under this Plan.

2.	No interest in or benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

3.	The Plan shall constitute an unfunded, unsecured obligation of Pier 1 to make payments in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust and no Plan Participant shall have any claim against Pier 1 except with respect to the payment of benefit payments in accordance with the provisions of the Plan.

4.	Except to the extent that preemptive federal laws apply to this Plan, the Plan shall be construed, enforced and administered according to the laws of the State of Texas. Pier 1 intends that the terms of the Plan, including those relating to coverage and benefits, are legally enforceable. In case any provision of the Plan is held to be illegal or invalid for any reason, it shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had not been included therein.

5.	The Plan is to be maintained for the exclusive benefit of the Plan Participants.
          IN WITNESS WHEREOF, Pier 1 has caused this instrument to be executed by its duly authorized officer effective as of March 27, 2007.

Pier 1 Imports, Inc.

By:
Name: Title: Date:	Gregory S. Humenesky Executive Vice President March 27, 2007